Exhibit 10 (d)

TRANSITION AGREEMENT AND GENERAL RELEASE

This Transition Agreement and General Release (“Agreement”) is made by and between NewStar Financial, Inc., on behalf of itself and all of its predecessors, successors and affiliated entities (collectively, “NewStar”), and Robert T. Clemmens, on behalf of himself, his executors, heirs, administrators, agents, attorneys, administrators, beneficiaries and assigns (collectively, “Clemmens”). In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, NewStar and Clemmens agree as follows:

1.	Retirement. Clemmens shall retire from NewStar effective as of June 30, 2013 (the “Retirement Date”). Except as expressly modified by this Agreement, the Employment Agreement between NewStar and Clemmens dated December 11, 2009 (“Employment Agreement”), a copy of which is attached as Exhibit A, shall continue to govern the terms and conditions of Clemmens’ employment with NewStar until Clemmens’ Retirement Date, or until such time as either party terminates the Employment Agreement as provided in Section 5 of the Employment Agreement.

2.	Separation Benefits Upon Retirement. Provided that Clemmens remains an employee of NewStar in good standing through the Retirement Date, and provided further that Clemmens executes this Agreement on or after the Retirement Date (and does not, and may no longer, revoke this Agreement), the parties agree that Clemmens’s separation from the Company shall be deemed to be termination of employment at the option of Clemmens for Retirement under the Employment Agreement, and therefore Clemmens shall be eligible for the payments and benefits set forth in Section 6(f) of the Employment Agreement. Those payments and benefits are as follows:

(a)	Accrued but unpaid Base Salary for work performed through the Retirement Date;

(b)	Accrued but unpaid vacation pay for ten (10) unused days in the amount of $13,461.54;

(c)	Payment of the Pro Rated Bonus in the amount of $279,167.67;

(d)	A period equal to the full length of the remaining term, as set forth in applicable grant documents, to exercise any vested stock options.

Clemmens has waived his right to participate in the Retiree Health program set forth in Section 6(f)(iv) of the Employment Agreement and further acknowledges that as all outstanding Incentive Equity will be vested prior to the Retirement Date, no additional acceleration of vesting conditions shall be required under Section 6(f)(v) of the Employment Agreement.

All payments and benefits are to be provided as soon as practicable after the Effective Date of this Agreement, unless Clemmens is a “specified employee” as of such date under Section 409A of the Internal Revenue Code of 1986, as amended, in which case payments under clause (c) of this section shall commence on the date that is 6 months and one day following his “separation of service” within the meaning of Section 409A.

3.	Insurance and Other Benefits. Except as provided by applicable law or as expressly provided in this Agreement, all benefits provided by NewStar to Clemmens will cease as of the Retirement Date, including but not limited to the accrual of vacation time. Clemmens’s coverage, if any, under NewStar’s group health and dental insurance plans shall cease as of the Retirement Date, however if eligible, Clemmens may elect to continue coverage under NewStar’s group health and dental insurance plans pursuant to federal COBRA law. Any continued coverage will be at Clemmens’s sole expense, as provided by law. At all times, any group health and dental insurance coverage for Clemmens, if any, shall be subject to the terms and conditions of the applicable insurance plans and applicable law.

4.	General Release. Except with respect to any rights, obligations or duties arising out of this Agreement, and in consideration of the payments and benefits set forth in this Agreement, Clemmens hereby releases and discharges NewStar and anyone acting by, through or on behalf of NewStar, including but not limited NewStar’s directors, officers, employees, representatives and agents (collectively, the “Releasees”), to the fullest extent permitted by law, of and from any and all complaints, charges, lawsuits or claims for relief of any kind by Clemmens that Clemmens now has, ever had or ever may have against the Releasees, or any of them, whether known or unknown, arising out of any matter or thing that has happened before the signing of this Agreement, including but not limited to (i) claims for tort or contract; (ii) claims arising out of, based on, or connected with Clemmens’s employment, including terms and conditions of employment, by NewStar and the cessation of that employment; and (iii) claims arising under any federal, state or local labor, employment or discrimination laws, including but not limited to the following (all as amended): Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act (“ADA”), the Equal Pay Act of 1963, the Genetic Information Non-Discrimination Act, the Family and Medical Leave Act, the Massachusetts Fair Employment Practices Act (G.L. c. 151B), the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Wage Act, and any other local, state or federal law, policy, order, regulation or guideline affecting or relating to claims or rights of employees. The release contained herein is a GENERAL RELEASE, including of statutory claims. Nothing in this Agreement shall be construed to preclude Clemmens from participating or cooperating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, or any other local, state or federal administrative agency, including with respect to a challenge to this General Release. However, in the event that a charge or complaint is filed against the Releasees, or any of them, with any administrative agency or in the event of an authorized investigation, charge or lawsuit filed against the Releasees by any administrative agency, Clemmens expressly waives and shall not accept any award or damages therefrom.

5.	No Pending Claims; Non-admissions. Clemmens represents and warrants that he has not filed any complaints, charges, or claims for relief against the Releasees, or any one of them, with any local, state or federal court or administrative agency, any professional or regulatory board, or any other agency or entity. Clemmens further warrants that he has not previously assigned or transferred any of the claims that are the subject of the General Release contained in this Agreement.

It is further understood and agreed that this Agreement does not constitute any admission by NewStar that any action taken with respect to Clemmens was unlawful or wrongful, or that any action by it constituted a breach of contract or violated any federal, state or local law, policy, rule or regulation.

6.	Part-time Employment. Following the Retirement Date, Clemmens shall assume the title of Managing Director – Special Situations, reporting to Peter Schmidt-Fellner, or such other person as NewStar may direct, and shall perform the duties and responsibilities inherent in such position and such other tasks as directed by NewStar from time to time. In this role, Clemmens shall be eligible for and covered by all customary protections and indemnification extended under NewStar’s Directors and Officers liability insurance policy.

The terms of the Employment Agreement shall not apply to this position. In this position it is expected Clemmens will be asked to work approximately 20 hours per week on average, generally not to exceed 30 hours in any given week. Clemmens shall be paid at a gross rate of $170 per hour for any work performed, and Clemmens shall report his hours worked to NewStar on at least a semi-monthly basis.

During the part-time employment period, Clemmens shall be entitled to incur on behalf of NewStar reasonable and necessary expenses in connection with his duties and NewStar shall pay for or reimburse all such expenses in accordance with its policies upon presentation of proper receipts.

In this role, Clemmens will act as an employee-at-will and either NewStar or Clemmens may terminate the part-time employment upon at least thirty (30) days written notice, provided that (i) if NewStar is the party giving notice of termination, it may, in its sole discretion, direct Clemmens not to report to work or otherwise perform services during part or all of the 30-day period; and (ii) if Clemmens is the party giving notice of termination, NewStar, in its sole discretion, may elect to waive part or all of the 30-day notice period and accelerate the termination date. NewStar shall be obligated to pay Clemmens the compensation and expenses due up to the date of the termination. Clemmens acknowledges that he shall not be entitled to any additional compensation or benefits in this position other than that which is set forth in this Section 6.

7.	Return of Property. Within two business days after the termination of Part-time Employment as outlined in Section 6 above, if and as requested by the Company, Clemmens shall:

(a)	return all property belonging to NewStar, including but not limited to computers, papers, files, documents, reference guides, equipment, keys, access key tag/card, identification cards, credit cards, software, computer access codes, disks, supplies and institutional manuals. Clemmens shall not retain any copies, summaries, reproductions or excerpts of any of the foregoing, whether in hardcopy or electronic format, and further;

(b)	to the extent Clemmens has stored any NewStar property on any personal home computer(s) or other personal electronic storage device(s), Clemmens shall first forward a copy of any such property to Peter Schimdt-Fellner (pschmidt-fellner@newstarfin.com) and then shall irretrievably delete all NewStar property from any personal home computer(s) and any other personal electronic storage device(s) within two business days after the completion of tasks described in Section 6 above.

8.	Nondisclosure of this Agreement. Clemmens agrees that the nature and terms of this Agreement are confidential, and further agrees not to discuss or disclose them, without the prior written consent of NewStar, with or to any person, except to federal and state tax authorities, Clemmens’s accountants or tax advisors, attorneys and spouse, or as required by law. Nothing in this Agreement shall prohibit or restrict Clemmens from cooperating with, or disclosing information or this Agreement to, the Equal Employment Opportunity Commission, or any other federal, state or local administrative agency.

9.	Continuation of Prior Covenants. Clemmens acknowledges and agrees that, following the Retirement Date or any other cessation of his employment with NewStar (whether initiated by Clemmens or by NewStar), he will remain bound by the terms of the Employment Agreement to the extent that such terms survive the cessation of Clemmens’s employment under the Employment Agreement, including without limitation the covenants contained in Sections 7 (Confidentiality) and 8 (Restrictive Covenants) of the Employment Agreement and all related enforcement provisions.

For purposes of clarity, Clemmens obligations under Section 7 (Confidentiality) shall survive the expiration or termination of this or any other Agreement between Clemmens and the Company. Clemmens obligations under Section 8 (Restrictive Covenants) shall commence on the Retirement Date (June 30, 2013) and shall remain in effect for a period of one (1) year thereafter (the “Restricted Period”).

During the Restricted Period, Clemmens’ obligations under Lock-Up Agreements by and between NewStar and Clemmens dated December 13, 2006 and March 18, 2009 respectively (copies of which are attached as Exhibits B and C) remain in effect. Specifically, in accordance with the Lock-Up Agreement dated December 13, 2006, during the Restricted Period and for a period of ninety (90) days thereafter, Clemmens shall hold and not transfer 67,125 shares, which represents twenty-five percent (25%) of Vested Incentive Securities subject to lock-up under the Lock-Up Agreement (the “Restricted Securities”).

Further, in accordance with the Lock-Up Agreement dated March 18, 2009, during the Restricted Period and for a period of 90 days thereafter Clemmens shall not transfer more than fifty percent (50%) of the proceeds from the exercise of any options granted on March 18, 2009 (the “Restricted Proceeds”).

The Restricted Securities and Restricted Proceeds shall be held, in Clemmens name, by Merrill Lynch in its capacity as the administrator of the Company’s equity award programs, until the Restricted Period expires. If the Board of Directors of the Company, in its sole discretion, at any time during the Restricted Period and for a period of ninety (90) days thereafter, determines that Clemmens has violated or breached the Restrictive Covenants at any time prior to the expiration of the Restricted Period, then all of such Restricted Securities and Restricted Proceeds, as of the date of breach shall be forfeited for no consideration.

10.	Nondisparagement. Clemmens agrees not to disparage or make negative statements about NewStar or any of NewStar’s officers, directors, employees, or programs. Nothing in this Agreement shall bar Clemmens from providing truthful testimony in any legal proceeding, or in responding to any request from any governmental agency, or as required by law, or by court order or other legal process.

11.	Breach. Clemmens acknowledges that any breach of this Agreement and/or the Employment Agreement may cause irreparable damage to NewStar and that in the event of such breach, NewStar shall be entitled, in addition to monetary damages and to any other remedies available to NewStar under this Agreement and/or the Employment Agreement and at law, to equitable relief, including injunctive relief. In the event that Clemmens institutes legal proceedings to enforce this Agreement or the Employment Agreement, Clemmens agrees that the sole remedy available to Clemmens shall be enforcement of the terms of this Agreement or the Employment Agreement and/or a claim for damages resulting from the breach of this Agreement or the Employment Agreement, but that under no circumstances shall Clemmens be entitled to receive or collect any damages for claims that Clemmens has released under this Agreement.

12.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of NewStar and Clemmens and their respective successors and assigns.

13.	Severability. If any provision of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law. Should any part, term or provision of this Agreement be determined by any tribunal, administrative agency or court of competent jurisdiction to be illegal, invalid or unenforceable, even after all attempts at reformation or construction have been exhausted as provided in the prior sentence, the validity of the remaining parts, terms or provisions shall not be affected thereby, and the illegal, invalid or unenforceable part, term or provision shall be deemed not to be part of this Agreement.

14.	Entire Agreement. This Agreement, including its attached exhibits, constitutes the entire agreement between the parties about or relating to the cessation of Clemmens’s employment with NewStar, or NewStar’s obligations to Clemmens with respect to Clemmens’s cessation of employment, and fully supersedes any and all prior and contemporaneous agreements or understanding between the parties concerning the subject matter of this Agreement, except that the Employment Agreement shall remain in effect as set forth in Sections 1 and 9 above, and the terms of the applicable grant documents for any stock options or other equity rights shall remain in effect. The terms of this Agreement are contractual in nature and not a mere recital, and they shall take effect as a sealed document. This Agreement may be changed or amended only by agreement in writing signed by both parties.

15.	Time to Consider Agreement; Revocation.

(a)	Clemmens acknowledges that he has been advised in writing to, and has been given the opportunity to, consult an attorney of his choice before signing this Agreement.

(b)	Clemmens acknowledges that he has been given the opportunity to review and consider this Agreement for at least twenty-one (21) days before signing it and that, if Clemmens has signed this Agreement in less than that time, he has done so voluntarily in order to obtain sooner the benefits of this Agreement.

(c)	Clemmens further acknowledges that he may revoke this Agreement within seven (7) days of signing it, provided that this Agreement will not become effective until such seven day period has expired. To be effective, any such revocation must be in writing and delivered to NewStar’s principal office, to the attention of Peter Schmidt-Fellner, by close of business on the seventh day after signing and must expressly state Clemmens’s intention to revoke the Agreement. The eighth day following Clemmens’s execution hereof shall be deemed the “Effective Date” of this Agreement.

(d)	The parties also agree that the release provided by Clemmens in this Agreement does not include claims under the Age Discrimination in Employment Act arising after the date Clemmens signs this Agreement.

16.	Representations. Clemmens acknowledges that the benefits afforded to him under the terms of this Agreement exceed any legal obligation of NewStar and provide valid consideration for the General Release contained in this Agreement, and the parties attest that no other representations were made regarding this Agreement other than those contained herein.

17.	Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed and delivered constitutes an original of this Agreement, but all the Counterparts shall together constitute one and the same agreement. No counterpart shall be effective until each party has executed at least one counterpart. For the convenience of the parties, facsimile and pdf signatures shall be accepted as originals.

18.	Choice of Law. This Agreement shall be governed by, and shall be construed in accordance with, the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws principles. The parties hereby expressly consent to the personal jurisdiction of the state and federal courts located in Massachusetts for any lawsuit permitted to be filed arising from or relating to this Agreement and expressly waive any and all objections to venue, including, without limitation, the inconvenience of such forum.

IN WITNESS WHEREOF, NewStar and Clemmens have duly executed this Agreement as of the dates written below.

NewStar Financial, Inc.		Robert T. Clemmens

By:	/s/ JOHN KIRBY BRAY	/s/ ROBERT T. CLEMMENS
Name: John Kirby Bray
Title: Chief Financial Officer

Date:	July 23, 2013	Date:	July 1, 2013

Exhibit A

RESTATED EMPLOYMENT AGREEMENT

of

ROBERT T. CLEMMENS

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of December 11, 2009 (the “Effective Date”), between NEWSTAR FINANCIAL, INC., a Delaware corporation (the “Company”), and Robert T. Clemmens (“Executive”). This Agreement fully supersedes the Employment Agreement that Executive executed on December 13, 2006.

In consideration of the mutual agreements set forth below and for other good and valuable consideration given by each party to this Agreement to the other, the receipt and sufficiency of which are hereby acknowledged, the Company agrees to employ Executive and Executive agrees to serve the Company as an employee pursuant to the terms and subject to the conditions that follow.

Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to accept employment with the Company, upon the terms and conditions contained in this Agreement, effective as of the Effective Date. Executive’s employment with the Company shall continue, subject to earlier termination of such employment pursuant to the terms hereof, until the third (3rd) anniversary of the Effective Date and thereafter shall automatically renew for one additional one (1) year period, unless a notice of intent not to renew shall be delivered in accordance with Section 14 by either the Company or Executive, as the case may be, at least ninety (90) days prior to the third (3rd) anniversary date (such term, as and when so extended, the “Employment Period”), provided that either party may make any renewal contingent upon the parties’ agreement to add to, delete, or modify the terms of this Agreement by providing a notice to the other party at least ninety (90) days prior to the third (3rd) anniversary date. The parties shall have a 30-day window to agree to any additional, deleted or modified terms and, if no agreement can be reached, then the initial contingent notice of renewal shall be deemed a notice of non-renewal unless the parties agree otherwise. Executive represents to the Company that he has no present intention to terminate employment with the Company.

Duties. During the Employment Period, Executive shall serve on a full-time basis as Chief Credit Officer of the Company. Executive’s duties and responsibilities as the Chief Credit Officer of the Company shall include those duties customarily associated with an officer with a similar title or as may be assigned to him from time to time by the Chief Executive Officer of the Company. Executive shall devote his full business time attention and energies and use his best efforts in his employment with the Company; provided, however, that this Agreement shall not be interpreted as prohibiting Executive from managing his personal affairs or engaging in charitable or civic activities, so long as, in each case, such activities do not interfere in any material respect with the performance of Executive’s duties and responsibilities hereunder and are in accordance with the policies and procedures of the Company.

Compensation and Benefits. In consideration of entering into this Agreement and as full compensation for Executive’s services hereunder, during the Employment Period, Executive shall receive the following compensation and benefits:

Base Salary. The Company shall pay to Executive a base salary (“Base Salary”) at a rate of $350,000 per annum, payable in accordance with the payroll policies from time to time in effect at the Company. Executive’s Base Salary may be subject to increase (but shall not be subject to decrease) on an annual basis as the Board of Directors of the Company or any committee thereof (the “Board of Directors”) shall determine.

Incentive Bonuses. Executive shall be entitled to participate in such incentive bonus programs as the Board of Directors may adopt from time to time for members of senior management of the Company (“Incentive Bonus”).

Vacation. Executive shall be entitled to five (5) weeks of paid vacation per calendar year, accrued in accordance with the usual vacation policies in effect at the Company.

Other Benefits. Executive shall participate in and be eligible to receive, but without duplication, all other benefits (i.e., benefits other than those of the types covered in Sections 3(a)—(c)) offered to senior executives of the Company, including, without limitation, retirement income plans and health and welfare plans, under and in accordance with the provisions of any employee benefit plan adopted or to be adopted by the Company (collectively, the “Benefit Plans”)other than any severance benefits offered to senior executives in accordance with any such plan. Except as set forth herein, Executive shall not be entitled to any other benefits.

Retiree Health Program. For purposes of Section 6 hereof, the “Retiree Health Program” shall mean a health insurance plan, with a reputable insurance provider that is sponsored by the Company and provides benefits that are substantially similar to those provided to then current employees, participation in which is paid for solely by Executive. The Company will use its reasonable best efforts to ensure that any Retiree Health Program provides coverage for Executive if, as of the date hereof, Executive is eligible for insurance under the Company’s current health insurance plan.

Reimbursement for Expenses. During the Employment Period, Executive shall be entitled to incur on behalf of the Company reasonable and necessary expenses in connection with his duties in accordance with Company’s policies and the Company shall pay for or reimburse Executive for all such expenses upon presentation of proper receipts therefor. Executive shall comply with such reasonable limitations and reporting requirements with respect to such expenses as the Board of Directors may establish from time to time.

Termination. Executive’s employment hereunder may be terminated as follows (each, a “Termination Event”):

Automatically in the event of the death of Executive;

At the option of the Company, by the Board of Directors (acting through the Chairman or Secretary) or by written notice to Executive in the event of the Permanent Disability of Executive. As used herein, the term “Permanent Disability” shall mean a physical or mental incapacity or disability which renders Executive unable, with or without a reasonable accommodation, to render the services required hereunder (A) for one hundred eighty (180) days in any twelve (12) month period or (B) for a period of ninety (90) consecutive days.

At the option of the Company for Cause (as defined in Section 6(e));

At the option of the Company at any time without Cause, subject to the Company’s obligations under Section 6(c) hereof;

At the option of Executive for Good Reason (as defined in Section 6(j));

At the option of Executive, at any time, for any reason, on ninety (90) days prior written notice to the Company;

At the option of Executive upon Early Retirement (as defined in Section 6(h)) of Executive or upon Retirement (as defined in Section 6(l)) of Executive; or

At the option of Executive for Company Failure to Renew (as defined in Section 6(m)).

Payments.

Death. If the Termination Event is due to Executive’s death, Executive’s legal representatives shall be entitled to receive, as soon as practicable following the date of termination:

any accrued but unpaid Base Salary through the date of termination, plus an amount equal to the average Incentive Bonus paid or earned but unpaid to Executive in respect of the three (3) previous fiscal years, pro-rated for the period from the beginning of the then current fiscal year and ending on the date of termination (the “Pro Rated Bonus”), plus any accrued and unpaid vacation pay or other benefits which may be owing in accordance with the Company policies and applicable law, plus acceleration of vesting and exercisability of all equity incentive awards (the “Incentive Equity”) issued to Executive under the Company’s Equity Incentive Award Plan (the “Plan”). For purposes of this Agreement, “vesting” shall mean, in the case of any restricted stock issued under the Plan, ceasing to be subject to forfeiture, plus a period of two (2) years following the date of termination to exercise any vested stock options.

Permanent Disability. If the Termination Event is due to Executive’s Permanent Disability, Executive or his legal representatives shall be entitled to receive, as soon as practicable following the date of termination:

any accrued but unpaid Base Salary payable through the date of termination, plus the Pro Rated Bonus, plus

any accrued and unpaid vacation pay or other benefits which may be owing in accordance with Company policies and applicable law, plus acceleration of vesting and exercisability of all Incentive Equity, plus a period of one (1) year following the date of termination to exercise any vested stock options.

Termination Without Cause or for Good Reason. If the Termination Event is termination by the Company at any time during the Employment Period without Cause or by Executive at any time during the Employment Period for Good Reason, Executive shall be entitled to:

any accrued but unpaid Base Salary through the date of termination, plus the Pro Rated Bonus payable as soon as practicable following the date of termination, plus any accrued and unpaid vacation pay, unreimbursed expenses or other benefits which may be applicable to and owing in accordance with Company policies or applicable law, plus the Base Salary (which shall be the Base Salary as of the date of termination) during the Severance Period (as defined in Section 6(k)), payable in accordance with the payroll practices then in effect at the Company, plus an amount equal to the average Incentive Bonus paid or earned but unpaid to Executive in respect of the three (3) previous fiscal years, payable as soon as practicable following the date of termination, plus the continuation of all health benefits during the Severance Period at the same cost to Executive as though Executive continued his employment with the Company, plus the acceleration of vesting and exercisability of all Incentive Equity, plus a period equal to the full length of the remaining term (as set forth in the applicable grant notice) to exercise any vested stock options;

provided, however, that if Executive’s employment is terminated pursuant to this Section following the completion of Liquidation Event, the amounts payable in subsection 6(c)(iv) shall be doubled, and shall be paid out in a lump sum within sixty (60) days of the date of termination, and no amount will be paid under subsection 6(c)(v); provided further, once the Company makes the required payment following a Liquidation Event, Executive shall be released from the non-competition provisions set forth in Section 8 of this Agreement; provided, further, the Company’s obligations under Section 6(c)(vi) shall terminate prior to the end of the Severance Period if, during the Severance Period, Executive obtains health benefits from a new employer that are substantially equivalent to those provided by the Company; provided, further, if Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and the payments described above do not satisfy any applicable exemptions, then such payments shall not be made prior to the first day following the six-month period beginning on the date of termination of employment if such payments would otherwise violate Section 409A, Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date (“Section 409A Guidance”) and such payments shall instead be accumulated and paid to Executive on the first day of the seventh month following his termination of employment. All payments due Executive under this Section 6(c) after the six-month period following Executive’s termination of employment shall be paid in accordance with the terms of this Section 6(c). For purposes of this Agreement, a “Liquidation Event” shall mean the approval by the Board of Directors and/or the Company’s stockholders of a plan to liquidate materially all of the Company’s assets.

Termination for Cause or Voluntary Termination by Executive. If the Termination Event is termination by the Company for Cause pursuant to Section 5(c) or termination by Executive pursuant to Section 5(f), except for Base Salary through the day on which Executive’s employment was terminated and any accrued and unpaid vacation pay or other benefits which may be owing in accordance with the Company’s policies or applicable law, Executive shall not be entitled to receive severance or any other compensation or benefits after the last date of employment with the Company. If termination is for Cause, all of (i) the Incentive Equity that is unvested as of the date of termination and (ii) the stock options that remain unexercised as of the date of termination, shall be forfeited for no consideration. If termination is by Executive pursuant to Section 5(f), (i) all of the Incentive Equity that is unvested as of the date of termination shall be forfeited for no consideration and (ii) Executive shall have one (1) year following the date of termination to exercise any vested stock options.

Cause Defined. For the purpose of this Agreement, the term “Cause” shall mean (i) the willful and continued failure of Executive to perform substantially Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Board of Directors, which specifically identifies the manner in which the Board of Directors believes that Executive has not substantially performed Executive’s duties, or (ii) willful engaging by Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or its affiliates, or (iii) conviction of or made a plea of guilty or nolo contendere to, a felony, or (iv) a material breach of his or her obligations under Section 7 or Section 8 hereof. For purposes of this definition of “Cause”, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s actions or omission was in the best interests of the Company. Any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the Board of Directors with respect to such act or omission or upon the instructions of the Chief Executive Officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. Notwithstanding the foregoing, Executive cannot be terminated for “Cause” unless the Company unless the Company has notified Executive in writing that his or her employment is being terminated for Cause which notice shall specify the Cause event and Executive is given an opportunity, at least 30 days after receipt of such written notice from the Company, to make a presentation to the Board of Directors that Executive should not be terminated for Cause.

Termination Upon Retirement. If the Termination Event is due to the Retirement of Executive, Executive shall be entitled to receive, as soon as practicable following the date of termination:

any accrued but unpaid Base Salary through the date of termination, plus the Pro Rated Bonus, plus

any accrued and unpaid vacation pay or other benefits which may be owing in accordance with Company policies and applicable law, plus the right to participate in the Retiree Health Program, plus acceleration of vesting of all Incentive Equity, plus

a period equal to the full length of the remaining term (as set forth in the applicable grant notice) to exercise any vested stock options;

provided, however, that the Company’s obligations under Section 6(f)(iv) shall terminate if at any time Executive obtains retiree health benefits from a different employer and provided, further, if Executive is a “specified employee” as defined in Section 409A, and the payments described above do not satisfy any applicable exemptions, then such payments shall not be made prior to the first day following the six-month period beginning on the date of termination of employment if such payments would otherwise violate Section 409A Guidance and such payments shall instead be paid to Executive on the first day of the seventh month following his termination of employment.

Company Failure to Renew. If the Termination Event is Company Failure to Renew, Executive shall be entitled to receive:

any accrued but unpaid Base Salary through the date of termination, plus the Pro Rated Bonus, payable as soon as practicable following the date of termination, plus any accrued and unpaid vacation pay or other benefits which may be owing in accordance with Company policies and applicable law, plus once Executive reaches the age of 55, the right to participate in the Retiree Health Program, plus acceleration of vesting of all Incentive Equity

provided, however, that the Company’s obligations under Section 6(g)(iv) shall terminate if at any time Executive obtains retiree health benefits from a different employer and provided, further, if Executive is a “specified employee” as defined in Section 409A, and the payments described above do not satisfy any applicable exemptions, then such payments shall not be made prior to the first day following the six-month period beginning on the date of termination of employment if such payments would otherwise violate Section 409A Guidance and such payments shall instead be paid to Executive on the first day of the seventh month following his termination of employment. Notwithstanding anything to the contrary in this subsection, if the Company provides notice of its intent not to renew this Agreement following a Liquidation Event, Executive’s potential severance benefits shall be calculated as set forth in subsection 6(c), and not as set forth in this subsection.

Termination Upon Early Retirement. If the Termination Event is by Executive due to Early Retirement, Executive shall be entitled to receive:

any accrued but unpaid Base Salary through the date of termination, plus any accrued and unpaid vacation pay or other benefits which may be owing in accordance with Company policies and applicable law, plus the right to participate in the Retiree Health Program, plus a period equal to the lesser of (x) three years or (y) the full length of the remaining term (as set forth in the applicable grant notice) to exercise any vested Options, provided, however, that all of the Incentive Equity that is unvested as of the date of termination shall be forfeited for no consideration;

provided, however, that the Company’s obligations under Section 6(h)(iii) shall terminate if at any time Executive obtains retiree health benefits from a different employer. For purposes of this subsection, “Early Retirement” shall mean when Executive’s age plus his years of employment with the Company equal fifty-five (55).

Change of Control.

Special Payment. If, at any time during the two (2) year period following a Change of Control (as defined in Section 6(i)(ii)), Executive’s employment is terminated without Cause or by Executive for Good Reason, then instead of the payment set forth in subsection 6(c) Executive will receive (A) his Base Salary through the date of termination, plus (B) an amount equal to the Base Salary (which shall be the Base Salary as of the date of termination), payable in a lump sum as soon as practicable following the date of termination, plus (C) the Pro Rated Bonus, payable as soon as practicable following the date of termination, plus (D) an amount equal to the average Incentive Bonus paid or earned but unpaid to Executive in respect of the three (3) previous fiscal years, payable as soon as practicable following the date of termination, plus (E) any accrued and unpaid vacation pay, unreimbursed expenses or other benefits which may be applicable to and owing in accordance with Company policies or applicable law, plus (F) the continuation of all health benefits during the Severance Period, plus (G) acceleration of vesting and exercisability of all Incentive Equity, plus (H) a period equal to the full length of the remaining term (as set forth in the applicable grant notice) to exercise any vested stock options; provided, however, if Executive is a “specified employee” as defined in Section 409A and the payments described above do not satisfy any applicable exemptions, then such payments shall not be made prior to the first day following the six-month period beginning on the date of termination of employment if such payments would otherwise violate 409A Guidance and such payments shall instead be accumulated and paid to Executive on the first day of the seventh month following his termination of employment. All payments due Executive under this Section 6(i) after the six-month period following Executive’s termination of employment shall be paid in accordance with the terms of this Section 6(i).

Change of Control Defined. For purposes of this Section, the term “Change of Control” shall mean the occurrence of one or more of the following events:

(A) the consummation of a merger or consolidation of the Company with or into any other corporation or other entity in which holders of the Company’s voting securities immediately prior to such merger or consolidation will not, directly or indirectly, continue to hold at least a majority of the outstanding voting securities of the Company;

(B) a sale, lease, exchange or other transfer (in one transaction or a related series of transactions) of all or substantially all of the Company’s assets;

(C) the acquisition by any person or any group of persons, acting together in any transaction or related series of transactions, of such quantity of the Company’s voting securities as causes such person, or group of persons, to own beneficially, directly or indirectly, as of the time immediately after such transaction or series of transactions, 50% or more of the combined voting power of the voting securities of the Company other than as a result of (X) an acquisition of securities directly from the Company or (Y) an acquisition of securities by the Company which by reducing the voting securities outstanding increases the proportionate voting power represented by the voting securities owned by any such person or group of persons to 50% or more of the combined voting power of such voting securities; or

(D) a change in the composition of the Board within a two (2) year period such that a majority of the members of the Board are not Continuing Directors. As used herein, the term “Continuing Directors” shall mean as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of Board of Directors of the Company immediately after the Effective Date of this Agreement, or (ii) was nominated for election or elected to the Company’s Board of Directors with the approval of, or whose election to the Board of Directors was ratified by, at least a majority of the Continuing Directors who were members of the Company’s Board of Directors at the time of that nomination or election;

provided, however, that in no case shall (1) the public offering and sale of the Company’s Common Stock by its stockholders pursuant to a registered secondary offering or (2) the voluntary or involuntary bankruptcy of the Company constitute a Change of Control.

Good Reason Defined. For purposes of this Agreement, “Good Reason” shall mean in the absence of written consent of Executive (i) a reduction in Executive’s annual Base Salary from such Executive’s annual base salary then in effect, or (ii) a forced relocation by the Company of Executive’s place of employment to a location greater than thirty (30) miles from his or her initial place of employment. Notwithstanding the foregoing, in the event that Executive provides written notice of termination for Good Reason in reliance upon this provision, the Company shall have the opportunity to cure such circumstances within thirty (30) days of receipt of such notice.

Severance Period Defined. For purposes of this Agreement, “Severance Period” shall mean the period beginning on the date of termination of Executive’s employment and ending on the date which is one (1) year thereafter.

Retirement Defined. For the purposes of this Agreement, the term “Retirement” shall mean when Executive is fifty-five (55) years of age or older and such Executive terminates employment for no reason other than the expiration of the three-year Employment Period, or the one-year renewal thereof, provided that neither party shall be obligated to renew the Employment Period as provided in Section 1 above.

Company Failure to Renew Defined. For purposes of this Agreement, the term “Company Failure to Renew” shall mean the delivery by the Company of a notice of intent not to renew pursuant to Section 1 and the notification by Executive within ninety (90) days after receipt of a notice of intent not to renew that Executive intends to terminate his employment.

Condition to Payment. All payments and benefits due to Executive under this Section 6 which are not otherwise required by law shall be contingent upon (i) execution by Executive (or Executive’s beneficiary or estate) of a separation agreement in such form as determined by the Company in its sole discretion, including a general release of all claims to the maximum extent permitted by law against the Company, its affiliates and its and their current and former stockholders, directors, employees and agents, and (ii) compliance by Executive with his obligations under any stockholders, restricted stock or other agreement to which the Company and Executive are a party.

No Other Severance. Executive hereby acknowledges and agrees that, other than the severance payments described in this Section 6, upon termination, Executive shall not be entitled to any other severance under any Company benefit plan or severance policy generally available to the Company’s employees or otherwise.

Survival; Conflicting Terms. Any provision in this Section 6 regarding Incentive Equity or the right to participate in the Retiree Health Program shall survive any termination or expiration of this Agreement. Section 6(i) shall survive a Change of Control regardless of whether this Agreement is terminated in connection with a Change of Control or expires by its terms following a Change of Control. In the event of a conflict between the terms of this Agreement and any Incentive Equity documentation, the terms of this Agreement regarding the Incentive Equity shall prevail.

Confidentiality.

Executive agrees that Confidential Information was and shall be made available in connection with Executive’s employment by or consultancy with the Company. Executive acknowledges that the Confidential Information that he or she develops or invents in connection with his or her employment by the Company or has obtained or will obtain in connection therewith is the property of the Company. Executive agrees that he or she will not disclose any Confidential Information to any other Person, except that Confidential Information may be disclosed: (i) to the extent required by applicable law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which Executive is subject); provided that Executive gives the Company prompt notice of such requests, to the extent practicable, so that the Company may seek an appropriate protective order or similar relief (and Executive shall cooperate with such efforts by the Company at the Company’s expense, and shall in any event make only the minimum disclosure required by such law, rule or regulation unless Executive reasonably believes that other disclosure is necessary or advisable in order to avoid adverse consequences to Executive), (ii) if the prior written consent of the Board of Directors shall have been obtained, or (iii) to such Persons to the extent necessary in the reasonable judgment of Executive to perform his duties as an employee of the Company and, in his reasonable judgment, such disclosure is not harmful to the Company.

“Confidential Information” shall mean any information relating to the business or affairs of the Company or, as provided below, any of its affiliates, including, but not limited to, customer identities, potential customers, employees, business and financial strategies, methods or practices, business plans, financial models, proposals, documents or materials owned, developed or possessed by the Company, profit margins or other proprietary information used by the Company or any of its affiliates; provided that Confidential Information shall not include (i) information that is or becomes generally known to the public other than as a result of a disclosure by Executive in violation of this Agreement, (ii) information that was known to Executive prior to becoming an employee of the Company or (iii) information which becomes known to Executive following a Termination Event, through no wrongful act of Executive, by disclosure from a third party unless Executive has reason to believe that such third party is under an obligation or duty of confidentiality or secrecy with respect to such information or is an employee, officer, director or stockholder of the Company; and provided, further, that (A) in such case where any affiliate has a separate confidentiality requirement or agreement to which the Company is subject, such confidentiality requirement or agreement shall supersede the requirements herein and (B) unless a confidentiality requirement or agreement referred to in the preceding clause (A) exists with respect to an affiliate, Confidential Information for purposes of this definition as it relates to affiliates shall be deemed to include only Confidential Information of affiliates, the employees or consultants of which, are participants or observers at meetings of the Board of Directors of the Company.

Restrictive Covenants.

During the Employment Period and for a period of one (1) year after the effective date of the Termination Event, Executive shall not, directly or indirectly (i) cause, solicit, induce or encourage any employees, consultants or contractors of the Company to leave such employment or service, or hire, employ or otherwise engage any such individual, or (ii) cause, induce or encourage any customer, supplier or licensor of the Company, or any other Person who has a material business relationship with the Company, to terminate or modify any such relationship.

During the Employment Period and for a period of one (1) year after the effective date of the Termination Event, Executive shall not, directly or indirectly alone or as a partner, officer, director, shareholder, member, sole proprietor, employee or consultant of any other firm or entity, personally engage or participate in any Restricted Business, as such term is defined below, as a material portion of his or her responsibilities.

The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified business limitation or any other relevant feature of this Section 8 is unreasonable, arbitrary or against public policy, then a lesser time period, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

“Restricted Business” shall mean any of the following: (i) the business of extending senior, subordinated or asset-based loans to middle-market companies as targeted by the Company at the effective date of the Termination Event, (ii) providing real estate financing of the types offered by the Company at the effective date of the Termination Event, (iii) extending asset-backed loans or investing in asset-backed securities with financial products of the types then offered by the Company at the effective date of the Termination Event or (iv) any other material line of business engaged in by the Company at the effective date of the Termination Event.

The Board of Directors shall, in its sole discretion, have the authority and discretion to waive any provision of this Section 8 or to make a determination that a business is not a Restricted Business for purposes hereof.

Injunctive Relief. The parties acknowledge and agree that restrictions contained in Sections 7 and 8 of this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by Executive to be reasonable for such purpose. Executive agrees that any breach or threatened breach of Sections 7 or 8 will cause the Company substantial and irrevocable damage that is difficult to measure. Therefore, in the event of any such breach or threatened breach, Executive agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of Sections 7 and 8 of this Agreement and Executive hereby waives the adequacy of a remedy at law as a defense to such relief.

Indemnification. If Executive is a party to any action, suit or proceeding by reason of the fact that Executive is or was an officer or agent of the Company, the Company will indemnify Executive to the fullest extent permitted by the laws of the state of the Company’s incorporation, in effect at that time, or the certificate of incorporation and bylaws of the Company, whichever affords the greater protection to Executive.

Withholding Taxes. Executive acknowledges and agrees that the Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation.

Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with 409A Guidance. Notwithstanding any provision of the Agreement to the contrary, (i) if, at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in 409A Guidance and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under 409A Guidance, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, the Company may (a) adopt such amendments to the Agreement, including amendments with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Agreement and/or (b) take such other actions as the Company determines necessary or appropriate to comply with the requirements of 409A Guidance. The Company shall consult with Executive in good faith regarding the implementation of this Section 12; provided that none of the Company, any of its affiliates, or any of their employees or representatives shall have any liability to Executive with respect thereto.

Effect of Prior Agreements. This Agreement constitutes the sole and entire agreement and understanding between Executive and the Company with respect to the matters covered hereby and thereby, and there are no other promises, agreements, representations, warranties or other statements between Executive and the Company in respect to such matters not expressly set forth in this Agreement. This Agreement supersede all prior and contemporaneous agreements, understandings or other arrangements, whether written or oral, concerning the subject matter thereof.

Notices. Any notice required, permitted, or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes when telecopied, when delivered by hand or received by registered or certified mail, postage prepaid, or by nationally reorganized overnight courier service addressed to the party to receive such notice at the following address or any other address substituted therefor by notice pursuant to these provisions:

If to the Company, at:

NewStar Financial, Inc.

500 Boylston Street

Suite 1600

Boston, MA 02116

Attention: Colleen M. Banse

Facsimile: (617) 830-0010

If to Executive, at:

Robert T. Clemmens

13 Ridgecrest Road

Stamford, CT 06903

Assignability. The obligations of Executive may not be delegated and Executive may not, without the Company’s written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect. The Company and Executive agree that this Agreement and all of the Company’ rights and obligations hereunder may be assigned or transferred by the Company to and may be assumed by and become binding upon and may inure to the benefit of any affiliate of or successor to the Company. The term “successor” shall mean, with respect to the Company, any other corporation or other business entity which, by merger, consolidation, purchase of the assets, or otherwise, acquires all or a material part of its assets. Any assignment by either of the Company of its rights or obligations hereunder to any affiliate of or successor of the Company shall not be a termination of employment for purposes of this Agreement.

Modification. This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver will operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

Governing Law. This Agreement has been executed and delivered in the Commonwealth of Massachusetts and its validity, interpretation, performance and enforcement will be governed by the laws of that state applicable to contacts made and to be performed entirely within that state.

Severability. All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding will in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision will be deemed modified so that it will be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

No Waiver. No course of dealing or any delay on the part of the Company or Executive in exercising any rights hereunder shall operate as a waiver of any such rights. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver of any other breach or default.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original by the party executing the same but all of which together will constitute one and the same instrument. For the convenience of the parties, facsimile and pdf signatures shall be accepted as originals.

Binding Arbitration.

Generally. Except with respect to the Company’s right to seek injunctive relief pursuant to Section 9, Executive and the Company hereby agree that any controversy or claim arising out of or relating to this Agreement, the employment relationship between Executive and the Company, or the termination thereof, including the arbitrability of any controversy or claim, which cannot be settled by mutual agreement will be finally settled by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state arbitration law) as follows: Any party who is aggrieved will deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice may, upon ten (10) days’ notice to the other party, be submitted to arbitration in Boston, Massachusetts, to the American Arbitration Association, before a single arbitrator appointed in accordance with the Commercial Dispute Resolution Procedures and Rules of the American Arbitration Association, as such procedures and rules may be amended from time to time and modified only as herein expressly provided. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

Binding Effect. The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The parties agree that this provision has been adopted by the parties to rapidly and inexpensively resolve any disputes between them and that this provision will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

Fees and Expenses. Executive or his beneficiaries shall pay all attorney’s fees and expenses incurred by Executive or his beneficiaries in resolving any claim or dispute arising out of or relating to this Agreement. If it is finally determined that Executive or his beneficiaries prevailed with respect to such claim or dispute, the Company shall reimburse all attorney’s fees and expenses incurred by Executive.

Confidentiality. The parties will keep confidential, and will not disclose to any person, except as may be required by law, the existence of any controversy under this Section 21, the referral of any such controversy to arbitration or the status or resolution thereof. In addition, the confidentiality restrictions set forth in the Non-Competition Agreement shall continue in full force and effect.

Waiver. Executive acknowledges that this agreement to submit to arbitration includes all controversies or claims of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) now existing or hereafter arising under any federal, state, local or foreign law (except for any claims for injunctive relief that the Company may bring pursuant to Section 9), including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Americans With Disabilities Act and all similar federal, state and local laws, and Executive hereby waives all rights thereunder to have a judicial tribunal and/or a jury determine such claims.

Acknowledgment. Executive acknowledges that before entering into this Agreement, Executive has had the opportunity to consult with any attorney or other advisor of Executive’s choice, and that this provision constitutes advice from the Company to do so if Executive chooses. Executive further acknowledges that Executive has entered into this Agreement of Executive’s own free will, and that no promises or representations have been made to Executive by any person to induce Executive to enter into this Agreement other than the express terms set forth herein. Executive further acknowledges that Executive has read this Agreement and understands all of its terms, including the waiver of rights set forth in Section 21(e).

Exhibit B

LOCK UP AGREEMENT (the “Agreement”), dated as of December 13, 2006, among NewStar Financial, Inc., a Delaware corporation (together with its subsidiaries, the “Company”) and the management stockholders signatory hereto (the “Management Stockholders” and each a “Management Stockholder”).

WHEREAS, each of the Management Stockholders has been issued shares of the Company’s restricted stock (“Restricted Stock”) pursuant to a restricted stock agreement (a “Restricted Stock Agreement”) and granted options to purchase shares of the Company’s common stock (“Options” and, together with the Restricted Stock, “Incentive Securities”);

WHEREAS, each of the Management Stockholders is bound by the terms of a covenant not to compete and a covenant not to solicit as set forth in the applicable Restricted Stock Agreement (the “Restrictive Covenants”);

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	Definitions.

(a) “Transfer” means to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer, whether directly or indirectly, or agree or commit to do any of the foregoing.

(b) “Vested Incentive Securities” means Incentive Securities that, in the case of Restricted Stock, are no longer subject to forfeiture pursuant to a Restricted Stock Agreement and, in the case of Options, are vested.

2.	Prohibited Transfers.

(a) For a period of one (1) year following the expiration of the underwriter’s lock-up in connection with the Company’s initial public offering, such Management Stockholder shall not Transfer more than ten percent (10%) of the Vested Incentive Securities then held by such Management Stockholder and, after such one (1) year period and during the Restricted Period (as defined below), shall not Transfer more than seventy-five percent (75%) of the Vested Incentive Securities then held by such Management Stockholder. For purposes of this agreement, the ten percent (10%) or seventy-five percent (75%), as applicable, of Vested Incentive Securities that may be Transferred shall be referred to as the “Transferable Vested Incentive Securities”. The number of shares constituting Transferable Vested Incentive Securities shall be calculated after giving effect to any transfer by a Management Stockholder to the Company of any Incentive Securities for the purpose of satisfying withholding taxes, as permitted by and in accordance with, the Restricted Stock Agreement.

(b) In connection with the termination of such Management Stockholder’s employment with the Company, such Management Stockholder hereby agrees that, if the Board of Directors of the Company, in its sole discretion, at any time during the one year period following the date of termination of employment (the “Restricted Period”) and for a period of ninety (90) days thereafter, determines that the Management Stockholder has violated or breached the Restrictive Covenants at any time prior to the expiration of the Restricted Period, then all of such Management Stockholder’s Vested Incentive Securities that, as of the date of breach of such Restrictive Covenants, are not Transferable Vested Incentive Securities, shall be forfeited for no consideration.

3. Administration. The Incentive Securities constituting the ninety percent (90%) or twenty-five percent (25%), as applicable, of Incentive Securities that cannot be transferred by a Management Stockholder pursuant to this Agreement shall be held, for such Management Stockholder’s account, by Merrill Lynch in its capacity as the administrator of the Company’s equity award programs, until the termination of this Agreement.

4.	Miscellaneous.

(a) Termination of Agreement. This Agreement and the Management Stockholder’s obligations hereunder shall terminate and have no further force and effect upon a Change of Control (as defined in the applicable Restricted Stock Agreement).

(b) Successor and Assigns. This Agreement is intended to bind and inure to the benefit of each of the Management Stockholders and their respective successors, assigns, heirs, executors, administrators and representatives.

(c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

(d) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(e) Amendments. This Agreement may not be modified, amended or supplement except in writing signed by each of the parties hereto.

(f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law of the State of Delaware.

Exhibit C

LOCK UP AGREEMENT (the “Agreement”), dated as of March 18, 2009 among NewStar Financial, Inc., a Delaware corporation (together with its subsidiaries, the “Company”) and the management stockholders signatory hereto (the “Management Stockholders” and each a “Management Stockholder”).

WHEREAS, on the date hereof each of the Management Stockholders has been granted options to purchase shares of the Company’s common stock (“Options”), and as a condition to such grant, the Compensation Committee of the Company has imposed certain restrictions on the transfer of the proceeds of the Options upon exercise;

WHEREAS, each of the Management Stockholders is bound by the terms of a covenant not to compete and a covenant not to solicit as set forth in the Management Stockholder’s applicable Employment Agreement (the “Restrictive Covenants”);

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

5.	Definitions.

(a) “Proceeds” means proceeds received from an exercise of all or a portion of Options at the time of such exercise, net of all taxes.

(b) “Restricted Period” means the period from the date hereof until the date one year after the date of termination of employment of the Management Stockholder.

(c) “Transfer” means to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer, whether directly or indirectly, or agree or commit to do any of the foregoing.

6.	Prohibited Transfers.

(a) During the Restricted Period, each Management Stockholder shall not Transfer more than fifty percent (50%) of the Proceeds from Options exercised by such Management Stockholder during such period (the “Restricted Proceeds”). Notwithstanding the foregoing, nothing in this agreement shall limit a Management Stockholder’s ability to Transfer the Transferable Proceeds. For purposes of this agreement, the remaining 50% of Proceeds from Options exercised by such Management Stockholder during such period that may be Transferred shall be referred to as the “Transferable Proceeds”.

(b) In connection with the termination of such Management Stockholder’s employment with the Company, such Management Stockholder hereby agrees that, if the Board of Directors of the Company, in its sole discretion, at any time during the Restricted Period and for a period of ninety (90) days thereafter, determines that the Management Stockholder has violated or breached the Restrictive Covenants at any time prior to the expiration of the Restricted Period, then all of such Management Stockholder’s Restricted Proceeds shall be forfeited for no consideration.

7. Administration. The Restricted Proceeds that cannot be Transferred by a Management Stockholder pursuant to this Agreement shall be held, for such Management Stockholder’s account, by Merrill Lynch in its capacity as the administrator of the Company’s equity award programs, until the termination of this Agreement.

8.	Miscellaneous.

(a) Termination of Agreement. This Agreement and the Management Stockholder’s obligations hereunder shall terminate and have no further force and effect with respect to each Management Stockholder upon the earlier of (i) ninety (90) days after such Management Stockholder’s Restricted Period ends, or (ii) upon a Change of Control (as defined in the applicable Management Stockholder’s Employment Agreement).

(b) Successor and Assigns. This Agreement is intended to bind and inure to the benefit of each of the Management Stockholders and their respective successors, assigns, heirs, executors, administrators and representatives.

(c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

(d) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(e) Amendments. This Agreement may not be modified, amended or supplement except in writing signed by each of the parties hereto.

(f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law of the State of Delaware.